Exhibit 99.1

100 22nd Avenue Brookings, SD 57006 (t) 605.696.7200 (f) 605.696.7250
VeraSun Energy Corporation Prices $450 Million of Senior Notes
FOR IMMEDIATE RELEASE
Brookings, S.D., May 14, 2007 — VeraSun Energy Corporation (NYSE: VSE), a Brookings, South Dakota-based producer of ethanol, announced the pricing of $450 million in aggregate principal amount of 9 3/8 percent Senior Notes due 2017.
The notes will pay interest semi-annually at a rate of 9 3/8 percent per annum.
The company estimates that the net proceeds from this offering will be approximately $436.4 million.
The company intends to use the net proceeds from this offering to finance a portion of the costs of construction and startup of a 110 million gallon per year ethanol production facility near Reynolds, Indiana, to purchase and install corn oil extraction equipment at its three operating facilities and for other general corporate purposes.
The notes will not be registered under the Securities Act or any state securities laws and, unless so registered, may not be offered or sold in the United States or to a U.S. person except pursuant to an exemption from the registration requirements of the Securities Act and applicable state laws.
This press release shall not constitute an offer to sell or a solicitation of an offer to purchase any of these securities in any jurisdiction. Any offers of the securities will be made only by means of a private offering memorandum.
Investor Contact:
Danny Herron
SVP & CFO
VeraSun Energy Corporation
605-696-7200
investor@verasun.com